Exhibit 10.19

On June 1, 2006, the Board of Directors of the Federal Agricultural Mortgage Corporation made the following changes to director compensation effective immediately:

•	The annual retainer payable to directors was increased from $12,500 to $14,000.

•	The per diem for attending Board and Committee meetings was increased from $750 per day to $1,000 per day.

•	The annual retainer payable to the Chairman of the Board was increased from $17,500 to $21,500.

•	The annual retainer payable to the Chairman of the Audit Committee was increased from $15,000 to $19,000.